UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                      1934
                                (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement           [ ]   Confidential, for use of the
                                                   Commission only (as permitted
                                                   by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to ss.240.1a-11(c) or ss.240.1a-12

                          WESTERN COUNTRY CLUBS, INC.
                (Name of Registrant as Specified In Its Charter)

                                      n/a
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (check the appropriate box):

[X]      No fee required
[ ]      Fee  computed on table below per  Exchange  Act Rules  14a-6(i)(1)  and
0-11

         1)  Title of each class of securities to which transaction applies:
         2)  Aggregate number of securities to which transaction applies:
         3)  Per  unit  price  or  other   underlying   value  of  transaction
             computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         4)  Proposed maximum aggregate value of transaction:
         5)  Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)Amount previously paid:
         2)Form, Schedule or Registration Statement No.:
         3)Filing Party:
         4)Date Filed:

                           WESTERN COUNTRY CLUBS, INC.
                        1601 N.W. Expressway, Suite 1610
                          Oklahoma City, Oklahoma 73118


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                 March 31, 1999


To the Shareholders:

          Western Country Clubs, Inc. (the "Company") will hold a Special Meeting of Shareholders (the "Special Meeting") on Wednesday, March 31, 1999, at 3:30 p.m., CT, at 1601 N.W. Expressway, Suite 1910, Oklahoma City, Oklahoma. The Shareholders will meet to consider:

         (1)   A  series   of   amendments   to  the   Company's   Articles   of
               Incorporation, as amended, to effect, at any time prior to January 1, 2000, a reverse stock split of the Company's common stock, par value $.01 per share (the "Common Stock"), whereby each 1.5, 2, 2.5, 3, 3.5, 4, 4.5, and 5 shares would be combined, converted and changed into one share of Common Stock, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments, to be determined by the Board of Directors; and

         (2) Transacting other business incident to the Special Meeting.

         The record date for the Special Meeting is March 2, 1999. Only Shareholders of record at the close of business on that date can vote at the Special Meeting.

         We hope you will attend the Special Meeting. IF YOU DO NOT PLAN TO ATTEND, PLEASE SIGN AND RETURN THE ENCLOSED PROXY. TO ENCOURAGE THE USE OF PROXIES, WE HAVE ENCLOSED A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE FOR YOUR USE.


                                                       Sincerely,



                                                  Dominic W. Grimmett
                                                       Secretary

March 10, 1998

                                 PROXY STATEMENT

                         SPECIAL MEETING OF SHAREHOLDERS
                                 March 31, 1999


         Western Country Clubs, Inc. ("Western", the "Company" or "We") furnishes this Proxy Statement to inform its Shareholders about the upcoming Special Meeting. To encourage your participation, Western's Board of Directors is soliciting proxies to be used at the Special Meeting.

         We are mailing this Proxy Statement and the accompanying proxy card to Shareholders beginning March 10, 1999.

General Information

         Who Votes. If you hold shares of Common Stock or Series A Preferred Stock as of the Record Date, March 2, 1999, you may vote at the Special Meeting. Each share is entitled to one vote. All shares vote together as a single class. On March 2, 1999, the Company had outstanding 3,749,721 shares of Common Stock and 40,000 shares of Series A Preferred Stock.

         How To Vote. We will vote your shares for you if you send us a signed proxy before the Special Meeting. You can tell us to approve, disapprove, or abstain from the Reverse Split Proposal. You can also tell us to approve, disapprove, or abstain from transacting incidental business at the Special Meeting. We have provided information about the Reverse Split Proposal in the following pages of this proxy statement.

         IF YOU DO NOT TELL US HOW YOU WANT TO VOTE, WE SHALL VOTE YOUR SHARES "FOR" THE REVERSE SPLIT.

         Canceling Your Proxy. You can cancel your proxy at any time before we vote your shares in any of three ways:

              (1) by giving the Secretary a written cancellation;

              (2) by giving a later signed proxy; or

              (3) by voting in person at the Special Meeting.

         Counting the Necessary Votes. To be approved, the Reverse Split Proposal must receive the affirmative vote of shareholders having a majority of the outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class. If any incidental business is transacted at the Special Meeting, the incidental business must receive a majority of the votes that could be cast at the Special Meeting.

         The votes that could be cast are the votes actually cast plus abstentions. Abstentions are counted as "shares present" at the Special Meeting for purposes of determining whether a quorum exists and have the effect of a vote "against" any proposal. Proxies submitted by brokers that do not indicate a vote (usually because the brokers don't have discretionary voting authority and haven't received instructions as to how to vote) are not considered "shares present" and will not affect the outcome of the vote.
These broker proxies are referred to as "broker non-votes".

         Incidental Business. Proxies customarily ask for authority to transact other business that may come before the Special Meeting. Much of this business is procedural, such as a vote on adjournment. Except for the election of directors, we do not know of any substantive business to be presented or acted upon at the Special Meeting. Under our Bylaws, no substantive business besides that stated in the meeting notice may be transacted at any meeting of Shareholders. If any matter is presented at the Special Meeting on which a vote may properly be taken, the designated proxies will vote your shares as they think best unless you otherwise direct.


                   OTHER INFORMATION ABOUT DIRECTORS, OFFICERS
                            AND CERTAIN SHAREHOLDERS

Beneficial Ownership Of Directors, Officers and Certain Shareholders

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of January 31, 1999, by
(i) each director of the Company, (ii) certain executive officers of the Company, (iii) all directors and executive officers as a group, and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock.




                   Name of Shareholders                          Beneficial Ownership (1)
                    Holding 5% or More,              -------------------------------------------------
               Director or Executive Officer           Number of Shares                Percent
                                                     ----------------------     ----------------------
Shane Investments, L.C. (2)                                  930,500                      24.8

Joe Robert Love, Jr. (3)                                     930,500                      24.8

James E. Blacketer (4)                                     1,208,000                      28.7

Red River Concepts, Inc. (5)                                 680,000                      18.1

Joe R. Love (6)                                            1,030,000                      25.1

Dominic W. Grimmett (7)                                      150,000                       3.8

John R. Ritter (8)                                           125,000                       3.3


John E. Adams (9)                                             29,500                         *

Troy H. Lowrie                                               550,000                     14.67

   All directors and officers                              1,862,500                      37.9
       as a group (5 persons)(10)


--------------
*     Less than one percent.

     (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of options, warrants, rights or conversion privileges that are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the holder. Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

     (2) Reflects indirect beneficial ownership of (i) 680,000 shares held of record by Red River Concepts, Inc. ("Red River"), a company owned 100% by Shane Investments, L.C., (ii) 600,000 shares that Red River has an option to acquire, and (iii) 250,500 shares owned directly.

     (3) Reflects indirect beneficial ownership of shares held of record by Red River, a company owned 100% by Shane Investments, L.C. Mr. Love is the manager and 100% owner of Shane Investments, L.C., is an officer and director of Red River and is the adult son of Joe R. Love, a director of the Company.

     (4) Reflects (i) 63,000 shares owned indirectly, (ii) 680,000 shares held of record by Red River, a company of which Mr. Blacketer serves as an officer and a director, (iii) 165,000 shares covered by options under an employee plan, and (iv) 300,000 shares issuable under a purchase agreement in exchange for a three-year note with interest at 10% payable quarterly. Mr. Blacketer disclaims beneficial ownership of 152,000 shares owned by two adult sons.

     (5) Red River has voting and investment control over 250,000 shares and apparent voting control over an additional 430,000 shares. Red River purchased its shares from Troy H. Lowrie, a former President and principal shareholder of the Company. A portion of the purchase price was deferred and Red River pledged the 430,000 shares to secure the deferred purchase price. Red River and Mr. Lowrie later cancelled the deferred purchase and Mr. Lowrie took back the 430,000 shares. The shares were never reissued in Mr. Lowrie's name, however, and Red River continues to be the record holder of these 430,000 shares.
         Red River holds an option to purchase 600,000 shares at $.75, which is not presently exercisable and is not included in the above table. Exercise of the option is contingent upon the Company's foreclosure of 732,191 shares, which the Company holds as collateral. When the Company sold its former club in Indianapolis, Indiana, in 1997 to Mr. Troy Lowrie, it took $600,000 of the purchase price in the form of a promissory note. These 732,191 shares were pledged to secure the promissory note.

     (6) Reflects (i) 680,000 shares held of record by Red River, a company of which Mr. Love serves a director, (ii) 150,000 shares covered by options granted under an employee plan in 1997 and 1998 to CCDC, Inc., a company owned by certain trusts for the benefit of Mr. Love's adult sons, and (iii) 200,000 shares covered by a warrant granted in 1998 to CCDC. Mr. Love disclaims beneficial ownership of the warrants and options held by CCDC. He also disclaims beneficial ownership of shares owned by Shane Investments, L.C., an entity controlled by Joe Robert Love Jr., an adult son, and 122,500 shares held by a trust for the benefit of another adult son.

     (7) Includes options to purchase  125,000 shares held by Mr. Grimmett.

     (8) Includes options and warrants to purchase 90,000 shares held by Mr. Ritter.

     (9) Reflects options to purchase 25,000 shares held by Mr. Adams.

     (10)Includes options, warrants and other rights to purchase 1,155,000 shares held directly or indirectly by executive officers and directors of the Company. See notes 5 through 9 above.

         The business address of Messrs. Blacketer and Grimmett is 1601 N.W. Expressway, Suite 1610, Oklahoma City, Oklahoma 73118. The business address of Messrs. Love and Adams is 1601 N.W. Expressway, Suite 1910, Oklahoma City, Oklahoma 73118. The business address of Mr. Lowrie is 1601 West Evans Ave., Denver, Colorado 80223.



                             REVERSE SPLIT PROPOSAL

         APPROVAL OF A SERIES OF AMENDMENTS TO THE COMPANY'S ARTICLES OF INCORPORATION, AS AMENDED, TO EFFECT, AT ANY TIME PRIOR TO JANUARY 1, 2000, REVERSE SPLITS OF THE COMPANY'S COMMON STOCK, WHEREBY EACH 1.5, 2, 2.5, 3, 3.5, 4, 4.5 AND 5 OUTSTANDING SHARES WOULD BE COMBINED, CONVERTED AND CHANGED INTO ONE SHARE OF COMMON STOCK, WITH THE EFFECTIVENESS OF ONE OF THE AMENDMENTS AND

THE ABANDONMENT OF THE OTHER AMENDMENTS, OR THE ABANDONMENT OF ALL AMENDMENTS, TO BE DETERMINED BY THE BOARD.

General

         On January 25, 1999, the Board of Directors authorized a series of amendments to the Company's Articles of Incorporation, as amended ("Articles of Incorporation"), to effect reverse stock splits of the Company's Common Stock. The amendments would convert each 1.5, 2, 2.5, 3, 3.5, 4, 4.5, and 5 outstanding shares into one share of Common Stock (the "Reverse Splits"). If approved by the shareholders, the Board will determine, prior to January 1, 2000, whether to effect one of the amendments and abandon the other amendments, or to abandon all of the amendments, in which case no reverse split will occur.

         By approving these amendments, the shareholders are authorizing the Board in its discretion to effectuate the Reverse Split in any of the following ratios: 1:1.5, 1:2, 1:2.5, 1:3, 1:3.5, 1:4, 1:4.5, and 1:5, or to abandon the
Reverse Splits. The Board believes that shareholder approval of a range of reverse split ratios (as opposed to a specified exchange ratio) will provide the Board with flexibility to achieve the purpose of the Reverse Splits. See "Reason for the Reverse Splits" below.

         The form of amendment to Company's Articles of Incorporation is attached to this Proxy Statement as Exhibit "A" (the "Amendment"). A Reverse Split would become effective when the Amendment is filed with the office of the Secretary of State of the State of Colorado (the "Effective Date"). Except with respect to fractional shares, on the Effective Date, each share of Common Stock issued and outstanding immediately prior thereto (the "Old Common Stock") will be automatically and without any action on the part of the shareholders converted into new shares of Common Stock (the "New Common Stock") in accordance with the Reverse Split ratio determined by the Board within the limits set forth in this Proposal, that is, .67 share, for the ratio 1:1.5, through and including
 .2 share, for the ratio 1:5.

         Except as may result from the payment of cash for fractional shares, each shareholder will hold the same percentage of Common Stock outstanding immediately following a Reverse Split as each such shareholder did immediately prior to such Reverse Split. Upon effectiveness, a Reverse Split will result in a reduction of the number of shares of Common Stock issued and outstanding and a corresponding increase in the number of authorized, but unissued shares of the Company's Common Stock.

Reason for the Reverse Splits; Effects of Non-Approval of the Reverse Splits

         The principal reason for the Reverse Splits is the desire to remain eligible for listing on The Nasdaq SmallCap Market. Since July 22, 1998, the Company's shares of Common Stock have intermittently traded below $1.00, which is the minimum bid price for continued listing in the Nasdaq SmallCap Market. In a letter dated August 28, 1998, Nasdaq informed the Company that it must remedy the failure to meet the minimum bid price, unless the trading price of the Common Stock increases. On February 4, 1999, the Company was afforded a Nasdaq hearing regarding its continued listing and was given until April 15, 1999, to comply with the minimum bid price requirements.

         Failure to meet the minimum bid price requirement will result in a delisting of the Common Stock from the Nasdaq SmallCap Market. Shares of delisted companies are traded in the over-the-counter market on an electronic bulletin board commonly referred to as the "pink sheets." It is generally believed that "pink sheet stocks" are subject to more fluctuations in price and are less liquid in trading than listed stocks.

         The Board of Directors believes continued listing on Nasdaq is in the best interests of the Company and the shareholders and proposes these Reverse Splits to increase the market value per share of the Company's Common Stock (assuming a proportionate change in stock price) to meet the $1.00 per share minimum bid price. The Board of Directors believe that if the Company's Stock were traded on the pink sheets, it would become more difficult to obtain accurate quotations as to the price of the Common Stock, hindering trading of the shares. In addition, willingness of brokers to trade the delisted shares may be adversely effected by the fact delisted stocks are subject to "penny-stock" rules that impose additional sales practice requirements on broker-dealers and because many brokerage houses have policies and commission structures that tend to discourage brokers from dealing in lower priced stocks.

         The Board of Directors of the Company reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to decide not to proceed with the Reverse Splits if at any time prior to its effectiveness it determines, in its sole discretion, that the Reverse Splits is no longer in the best interests of the Company and its shareholders.

Effects of the Reverse Splits on Ownership and Control

         If effected, the Reverse Split would reduce the number of outstanding shares of the Company's Common Stock and the number of shares issuable upon exercise or conversion of options, warrants and convertible Preferred Stock, but would have no effect on the number or par value of authorized shares of the Company's Common Stock or Preferred Stock. As a result, the Reverse Split will increase the number of authorized, but unissued and unreserved shares of Common Stock. The percentage and number of authorized, but unissued and unreserved shares would increase from 73.6% (currently) to between approximately 82.4% or 20,598,853 shares (if the ratio of 1:1.5 were effected) and 94.7% or 23,679,656 shares (if the ratio of 1:5 were effected).

         Except  for  nominal  reductions   resulting  from  cash  payments  for
fractional shares, the Reverse Split will not reduce any shareholder's proportionate equity interest in the Company in relation to the other shareholders or the rights, preference, privileges or priorities of any shareholder. The Reverse Split will increase the number of authorized, but unissued and unreserved shares of Common Stock. This increase will subject a shareholder's percentage of ownership of the New Common Stock to greater possible dilution than the shareholder would have faced with the Old Common Stock.

         The Board of Directors has determined that retaining 25,000,000 authorized shares of Common Stock (rather than proportionately reducing the number of authorized shares) is desirable to make shares readily available for future issuances of stock to raise capital in private or public transactions, as well as future possible merger or acquisition transactions, should opportunities arise. Subject to Nasdaq listing requirements which may require shareholder approval in certain instances, the Board of Directors may be able to issue authorized, but unissued shares without shareholder approval. The Company has no plans to issue additional shares of Common Stock, other than pursuant to outstanding options, warrants and convertible Preferred Stock. As of December 31, 1998, 25,000,000 shares of Common Stock were authorized, 3,749,721 of which were issued and outstanding. The Company has outstanding options, warrants, convertible Preferred Stock and other rights to acquire Common Stock covering an additional 2,852,000 shares.

Effects of the Reverse Splits on Market Price and Marketability

         The Board of Directors expects the per share price of the Company's Common Stock, upon effectiveness of the Reverse Split, to rise above the $1.00 minimum price bid required by Nasdaq. There can be no assurance, however, that such an increase in price will occur or, if it does occur, that it will equal or exceed the direct arithmetical result of the Reverse Split as there are numerous factors and contingencies which could affect the price. In addition, there can be no assurance that the Common Stock will sustain any increased price level as a result of the Reverse Split, or that the reduced number of shares outstanding after the Reverse Split will not adversely affect the liquidity or market price of the Common Stock. There can be no assurance that the Company will continue to meet the listing requirements of Nasdaq following the Reverse Split.

         A Reverse Split will result in some shareholders owning "odd lots" of less than 100 shares of Common Stock received as a result of such Reverse Split. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares ("round-lots").

Effects of the Reverse Splits on Record Holders


         On February 1, 1999, there were 84 holders of record of the Company's Common Stock, one of whom held less than five shares. Since any shareholder holding five or more shares would continue to hold at least one share following a Reverse Split, the Company expects that the number of record holders will not change significantly because of a Reverse Split.


Effects of the Reverse Splits on Dividends

         The issuance of additional authorized, but unissued and unreserved shares of Common Stock might be disadvantageous to current shareholders in that any additional shares could potentially reduce per share dividends, if any. Shareholders should consider, however, that the possible impact upon dividends is likely to be minimal in view of the fact that the Company has never paid dividends on Common Stock, has not adopted any policy with respect to the payment of dividends on Common Stock, and does not intend to pay any cash dividends on Common Stock in the foreseeable future. The Company instead intends to utilize retained earnings, if any, for use in financing growth and additional business opportunities.

Effects of the Reverse Splits on Takeovers

         The issuance of additional shares of Common Stock available for issuance as a result of a Reverse Split, while providing desirable flexibility in carrying out corporate purposes, could potentially make it more difficult for a third party to acquire, or discourage a third party from obtaining, a majority of the outstanding Common Stock of the Company, thereby having an anti-takeover effect. Although the Company's management does not view this proposal as a means of doing so, the Company could potentially use the additionally authorized, but unissued shares of Common Stock to frustrate persons seeking to effect a takeover or otherwise gain control of the Company by, for example, privately placing shares with purchasers who would side with the Board in opposing a hostile takeover bid. Shares of Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the Bylaws or certain provisions of the Articles of Incorporation would not receive the requisite vote. Such uses of the Common Stock could render more difficult, or discourage, an attempt to acquire control of the Company, if such transaction were opposed by the Board. Although the increase in the number of authorized, but unissued shares of Common Stock of the Company could be construed as having such anti-takeover effects, neither the

Board nor the Company's management views this proposal in that perspective; rather, as described above, the Company anticipates that the newly authorized shares of Common Stock would be used for future capital raising activities.

Effects of the Reverse Splits on Registration and Voting

         The Company's Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company is subject to the periodic reporting and other requirements of the Exchange Act. A Reverse Split will not affect the registration of the Company's Common Stock under the Exchange Act. After a Reverse Split, the Company's Common Stock will continue to be reported on the Nasdaq SmallCap Market (assuming it meets all applicable listing requirements) under the symbol "WCCI" (although Nasdaq will add the letter "D" to the end of the trading symbol for a period of 20 trading days to indicate the Reverse Split has occurred).

         Proportionate voting rights and other rights of the holders of Common Stock will not be affected by a Reverse Split (other than as a result of the payment of cash in lieu of fractional shares, as described below). Although a Reverse Split will not affect the rights of shareholders or any shareholder's proportionate equity interest in the Company (subject to the treatment of fractional shares), a Reverse Split will increase the ability of the Board to issue authorized and unissued shares without further shareholder action.

Effects of the Reverse Splits on Reserved Shares and Par Value

         The Reverse Splits will reduce proportionately the number of shares and increase the exercise price per share of Common Stock covered by outstanding options and warrants. As of December 31, 1998, the aggregate number of shares of Common Stock currently authorized for issuance under the employee stock option plans is 677,000 at exercise prices ranging from $.75 to $2.00 (prior to giving effect to any of the Reverse Splits). In addition to the outstanding options under the Company's employee stock option plan, the Company also has outstanding warrants to purchase up to 1,275,000 shares of the Company's Common Stock at exercise prices ranging from $.75 to $6.30 (prior to giving effect to any of the Reverse Splits).

         Each share of the Company's Preferred Stock is convertible into ten shares of Common Stock. This ratio will be proportionately reduced by the exchange ratio of the Reverse Split, that is, a 1:5 Reverse Split would result in two shares of Common Stock for each share of Preferred Stock, a 1:2 Reverse Split would result in five shares, and so forth. The Company has also reserved for issuance 900,000 shares under two purchase agreements at $.75 per share (prior to giving effect to any of the Reverse Splits). The Reverse Splits will reduce proportionately the number of shares and increase the purchase price per share under these agreements.

         The par value of the Company's Common Stock will remain at $0.01 per share following the Effective Date of a Reverse Split, although the number of shares of Common Stock issued and outstanding will be reduced. Accordingly, the aggregate par value of the issued and outstanding Common Stock also will be reduced. In addition, the number of authorized, but unissued shares of Common Stock effectively will be increased by a Reverse Split.

Mechanics of the Reverse Split

         If the Reverse Splits are approved by the shareholders, the Amendment will be filed with the Colorado Secretary of State, and the Reverse Split will thus be effected unless abandoned by the Board of Directors. Immediately upon the filing of the Amendment, each share of Old Common Stock will, automatically and without any further action by the shareholders, be converted into a lesser number of shares of New Common Stock according the ratio in the Amendment (one of 1.5, 2, 2.5, 3, 3.5, 4, 4.5, or 5 to one).

         Promptly after the Effective Date, the Company will notify all shareholders of record on the date of effectiveness where and by what means to surrender their stock certificates in exchange for certificates representing the New Common Stock. CERTIFICATES SHOULD NOT BE SENT TO THE COMPANY OR THE COMPANY'S TRANSFER AGENT PRIOR TO RECEIPT OF A LETTER OF TRANSMITTAL.

         No fractional shares will be issued in the Reverse Split. Rather, if a shareholder, because of the Reverse Split, owns a fractional share of the New Common Stock, the Company will pay an amount in cash equal to the trading price of the fractional share as determined by the Nasdaq SmallCap Market listing price of the share on the day before the Effective Date for the Reverse Split.

         Until a shareholder forwards a completed letter of transmittal together with certificates representing shares of Old Common Stock to the transfer agent and receives a new certificate, such shareholder's Old Common Stock shall be deemed equal to the number of whole shares of New Common Stock, and cash in lieu of fractional shares, to which each shareholder is entitled as a result of the Reverse Split.

         Shareholders will not bear any service charges, brokerage commissions or transfer taxes when exchanging their certificates of Old Common Stock for New Common Stock. But if any certificates of New Common Stock are to be issued in a name other than that in which the certificates of Old Common Stock are registered, the Company may require that: (i) the shareholder pay any applicable transfer taxes, (ii) the transfer complies with all applicable Federal and state securities laws, and (iii) the surrendered certificate be properly endorsed and otherwise be in the proper form for transfer.

Right To Dissent


         Article 113 of the Colorado Business Corporation Act provides that a shareholder is entitled to dissent and obtain payment of the fair value of such shareholder's shares if a Reverse Split would leave the shareholder with less than one whole share. Under the proposed Amendments, a shareholder would have the right to dissent if the shareholder had fewer than five shares and the Board opted to effected the 1:5 Reverse Split, fewer than four shares if a 1:4 Reverse Split, fewer than three shares if a 1:3 Reverse Split, and so on (the "Qualifying Shareholders"). The Qualifying Shareholders are essentially shareholders who would have no shares following, and whose share position would be "cashed out" by, the Reverse Split. Although the Company is aware of only one shareholder who could be a Qualifying Shareholder, if other such shareholders exist, they have a statutory right to dissent.

Shareholders other than Qualifying Shareholders will not have a right to dissent.

         The Company's Qualifying Shareholders will be entitled to the statutory dissenter's right if the Reverse Splits are approved by the shareholders and the Board causes a Reverse Split to become effective. Unless this Proxy Statement fails to provide the shareholders with notice that they are or may be entitled to assert a statutory dissenter's right, if a Qualifying Shareholder desires to exercise his or her statutory dissenter's right, a Qualifying Shareholder must
(1) cause the Company to receive written notice, before the vote is taken, of his or her intention to demand payment for the fractional share resulting from the Reverse Split (a "Dissenter's Payment Demand"), and (2) not vote any shares held by such Qualifying Shareholder in favor of the proposed Reverse Split. If a shareholder, at the beginning of the Special Meeting, does not object to the holding of the meeting or the transacting of business at the meeting due to lack of notice or defective notice, including withdrawing any previously delivered proxy, any such possible objection regarding lack of notice or defective notice is waived. If a Qualifying Shareholder does not demonstrate lack of notice or defective notice with respect to the statutory dissenter's right or the Special Meeting, does not provide a Dissenter's Payment Demand and does not either vote against the Reverse Split or abstain from voting, the shareholder is not entitled to demand payment as described above and such potential statutory dissenter's right is waived. A vote against the Reverse Split is not statutorily defined as being equivalent to a Dissenter's Payment Demand.

         If the Reverse Splits are approved at the Special Meeting, the Company shall give all Qualifying Shareholders who complied with clauses (1) and (2) above written notice of the approval of the Reverse Split within ten days after the Effective Date. Such notice shall inform those Qualifying Shareholders how they may receive payment as a dissenting shareholder. Such Qualifying Shareholders will be given at least 30 days to deliver the appropriate payment demand and stock certificate to the Company or its agent. Upon the later of (1) the date of the Dissenter's Payment Demand or (2) the Effective Date of the Reverse Split, the Company shall pay the dissenting Qualifying Shareholder the amount the Company estimates to be the fair value of the Qualifying Shareholder, plus accrued interest (the "Company's Payment Offer"). If the Reverse Split has not become effective within 60 days after the date set by the Company by which payment demands and stock certificates must be received, the stock certificates received by the Company or its agent shall be returned to each dissenting Qualifying Shareholder. If the Reverse Split becomes effective after such sixty days, the Company shall send a new dissenter's notice and the provisions of
Article 113 shall again be applicable.

         A dissenting Qualifying Shareholder may reject the Company's Payment Offer, or may give notice to the Company in writing of the shareholder's estimate of the fair value and amount of interest owed to the shareholder by the Company, if (1) the dissenting shareholder believes the amount paid by the Company in the Company's Payment Offer is less than fair value or the interest calculation is incorrect, (2) the Company fails to make payment within 60 days of the date the shareholder's payment demand was due, or (3) the Company does not return the deposited stock certificates as required if the Reverse Split does not become effective. If the dissenting Qualifying Shareholder provides such notice, the Company must pay the shareholder's demand or commence a court proceeding within 60 days of receiving such rejection or additional payment demand, as set forth in Part 3 of Article 113. A dissenting Qualifying Shareholder waives his or her right to require the Company to pay such demand or seek judicial review if the Company does not receive this notice within 30 days after the Company made or offered payment to the dissenting Qualifying
Shareholder. If a shareholder believes that he or she may be a Qualifying Shareholder and wishes to consider exercising dissenter's rights, such shareholder may contact the Company (Attention: James E. Blacketer, President) to obtain at no cost a copy of Article 113 of the Colorado Business Corporation Act.

Certain Federal Income Tax Consequences of the Reverse Splits

         The following is a summary of the material Federal income tax consequences of the Reverse Split to shareholders of the Company. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the discussion of this summary.

         The  Company  believes  that  the  Reverse  Split  will  qualify  as  a
"recapitalization" under Section 368(a)(1)(E) of the Code and as a stock-for-stock exchange under Section 1036(a) of the Code. As a result: 1. Neither the Company nor its shareholders will recognize any gain or loss by exchanging Old Common Stock for New Common Stock in the Reverse Split, except with respect to any cash received in lieu of fractional shares. 2. A shareholder's aggregate tax basis in his or her New Common Stock will be the same as his or her aggregate tax basis in the Old Common Stock exchanged therefor. 3. A shareholder's holding period of the New Common Stock will include the period for which the shares of Old Common Stock were held, provided all such Common Stock was held as a capital asset on the date of the exchange. 4. Each shareholder who receives cash, if any, in lieu of fractional share of New Common Stock will recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder's tax basis allocable to such fractional share.

         This summary is provided for general information only and does not purport to address all aspects of the possible Federal income tax consequences of the Reverse Split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the Federal income tax consequences to shareholders of the Company in light of their individual investment circumstances or to holders subject to special treatment under the Federal income tax laws (such as life insurance companies, regulated investment companies and foreign taxpayers). In addition, this summary does not address any consequence of the Reverse Split under any state, local or foreign tax laws.

         No ruling from the Internal Revenue Service or opinion of counsel has been or will be obtained regarding the Federal income tax consequences to the shareholders of the Company as a result of the Reverse Split. ACCORDINGLY, SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE REVERSE SPLIT, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS. It is the responsibility of each shareholder to obtain and rely on advice from his or her personal tax advisor as to: (1) the effect on his or her personal tax situation of the Reverse Split (including the application and effect of state, local and foreign income and other tax laws); (2) the effect of possible future legislation and Regulations; and (3) the reporting of information required in connection with the Reverse Split on his or her own tax returns. It also will be the responsibility of each shareholder to prepare and file all appropriate tax returns.

Required Vote

         To approve the Reverse Split Proposal, shareholders with a majority of the outstanding shares of Common Stock and Series A Preferred Stock, voting together as a single class, must vote "for" the Proposal. The Board will vote the proxies it receives in favor of this Proposal unless shareholders specify otherwise.

         AT THE SPECIAL MEETING, THE SHAREHOLDERS WILL BE REQUESTED TO CONSIDER AND APPROVE A RESOLUTION AUTHORIZING A SERIES OF AMENDMENTS TO THE COMPANY'S

ARTICLES OF INCORPORATION, AS AMENDED, TO EFFECT, AT ANY TIME PRIOR TO JANUARY 1, 2000, REVERSE SPLITS OF THE COMPANY'S COMMON STOCK, WHEREBY EACH 1.5, 2, 2.5, 3, 3.5, 4, 4.5 AND 5 OUTSTANDING SHARES WOULD BE CONVERTED INTO ONE SHARE OF COMMON STOCK, WITH THE EFFECTIVENESS OF ONE OF THE AMENDMENTS AND THE ABANDONMENT OF THE OTHER AMENDMENTS, OR THE ABANDONMENT OF ALL AMENDMENTS, TO BE DETERMINED BY THE BOARD. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK AND SERIES A PREFERRED STOCK, VOTING TOGETHER AS A SINGLE CLASS, WILL BE REQUIRED TO APPROVE ANY SUCH REVERSE SPLIT. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THIS PROPOSAL.


                   OTHER INFORMATION ABOUT THE SPECIAL MEETING

Other Matters Coming Before The Meeting

         As of the date of this Proxy Statement, the Company knows of no business to come before the Special Meeting other than that referred to above. The Company's rules of conduct for the Special Meeting prohibit the introduction of substantive matters not previously presented to the Shareholders in a proxy statement. As to other business, such as procedural matters, that may come before the meeting, the person or persons holding proxies will vote those proxies in the manner they believe to be in the best interests of the Company and its Shareholders.

Shareholder Proposals for the Next Special Meeting

         Any Shareholder who wishes to present a proposal at the Company's 2000 Annual Meeting of Shareholders must deliver such proposal to the Secretary of the Company by January 31, 2000, for inclusion in the Company's proxy, notice of meeting, and proxy statement for the 2000 Annual Meeting.

Additional Information

         The Company will bear the cost of soliciting proxies. Officers and regular employees of the Company may solicit proxies by further mailings, personal conversations, or by telephone, facsimile or other electronic transmission. They will do so without compensation other than their regular compensation. The Company will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

                                             By Order of the Board of Directors



                                                     Dominic W. Grimmett
                                                          Secretary
March 10, 1999

                                    EXHIBIT A

                                FORM of AMENDMENT
                                     to the
                            ARTICLES of INCORPORATION

         Western Country Clubs, Inc., a corporation organized and existing under the Colorado Business Corporation Act (the "Corporation"), does hereby certify:

         FIRST: That the first numbered paragraph of Article FOURTH of the Articles of Incorporation, as amended, is hereby deleted and the following is substituted in lieu thereof:

         "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 35,000,000, consisting of 25,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 10,000,000 shares of preferred stock, par value $0.10 per shares (the "Preferred Stock").

         Immediately upon the filing of this Amendment to the Articles of Incorporation (the "Effective Time"), [each one and one-half (1.5), two (2), two and one half (2.5), three (3), three and one-half (3.5), four (4), four and one half (4.5), or five (5)] shares of the Common Stock, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock"), shall automatically, without further action on the part of the Corporation or any holder of Old Common Stock, be combined, converted and changed into one (1) fully paid and nonassessable share of Common Stock (the "New Common Stock" and the "Reverse Split"), subject to the treatment of fractional share interests as described below. The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time regardless of when the certificates representing such Old Common Stock are physically surrendered to the Corporation in exchange for certificates representing New Common Stock. After the Effective Time, certificates representing the Old Common Stock will, until surrendered to the Corporation in exchange for New Common Stock, represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Amendment and the right to receive cash in lieu of any fractional share interest. No certificates representing fractional shares of New Common Stock shall be issued in connection with the Reverse Split. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock shall be entitled to receive in lieu of fractional shares and upon surrender to the Corporation's transfer agent of their certificates representing Old Common Stock, duly endorsed, a cash payment in an amount equal to the product calculated by multiplying (i) the closing sales price of the Corporation's Common Stock on the Effective Date as reported on the Nasdaq SmallCap Market or, if no such sales price exists, the mid-range between the last bid and asked price on the Effective Date by (ii) the number of shares of Old Common Stock held by such holder that would otherwise have been converted into a fractional share interest. Upon surrender by a holder of Old Common Stock of a certificate or certificates for Old Common Stock, duly endorsed, to the Corporation's transfer agent, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Old Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of New Common Stock to which such holder shall be entitled as aforesaid together with cash in lieu of any fractional share interest."

         SECOND: That said Amendment was duly adopted in accordance with the provisions of Section 7-110-103 of the Colorado Business Corporation Act.

Western COUNTRY CLUBS, INC.           This Proxy Is Solicited on  Behalf  of the
1601 N.W. Expressway, Suite 1610      Board of Directors The undersigned  hereby
Oklahoma City, Oklahoma  73118        appoints James E. Blacketer,  Joe  R. Love
                                      and Dominic W.  Grimmett as Proxies,  each
                                      with  the power to appoint his substitute,
                                      and hereby authorizes  them  to  represent
                                      and to vote, as designated  below, all the
                                      shares of common stock of Western  Country
                                      Clubs,  Inc.  held   of  record   by   the
                                      undersigned on March 2, 1999, at the Special Meeting of Shareholders to be held on March 31, 1999, or any adjournment thereof.


1. Approval of a series of amendments to the Company's Certificate of Incorporation, as amended, to effect, at any time prior to January 1, 2000, a reverse stock split of the Company's common stock, par value $.01 per share (the "Common Stock"), whereby each 1.5, 2, 2.5, 3, 3.5, 4, 4.5, and 5 shares would be combined, converted and changed into one share of Common Stock, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments, to be determined by the Board of Directors.


     FOR                            AGAINST                         ABSTAIN

                                     (over)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE REVERSE STOCK SPLIT PROPOSAL.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                    DATED:____________________________, 1999

                                    ----------------------------------------
                                                      (Signature)

                                    ----------------------------------------
                                               (Signature if held jointly)

                                    Please mark, sign, date and return this
                                    Proxy Card promptly using the enclosed
                                    envelope.